Exhibit 2.3

TSA AMENDING AGREEMENT

BETWEEN

RBC LIFE INSURANCE COMPANY

AND

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

AND

UNUMPROVIDENT CORPORATION

MADE AS OF

April 30, 2004

MCMILLAN BINCH LLP

TSA AMENDING AGREEMENT

TABLE OF CONTENTS

RECITALS		1

SECTION 1 – INTERPRETATION		1
1.1	Definitions	1
1.2	Headings.	2
1.3	Governing Law	2
1.4	One Agreement	2
1.5	Conflict with TSA	2
1.6	Conflict with Purchase Agreement	2

SECTION 2 – AMENDMENTS		2
2.1	Use of Communications Lines	2
2.2	Purchased Business Records	3
2.3	Security	3
2.4	Infrastructure Services	3
2.5	Ancillary Services	7
2.6	Batch Processing Schedules	8
2.7	Distributed Applications	8

SECTION 3 – GENERAL		9
3.1	Further Assurances	9
3.2	Benefit of Agreement	9
3.3	Counterparts	10

(i)	TSA AMENDING AGREEMENT

TSA AMENDING AGREEMENT

This Amending Agreement is made as of April 30, 2004 between

RBC LIFE INSURANCE COMPANY

(the “Purchaser”)

and

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

(the “Seller”)

and

UNUMPROVIDENT CORPORATION

(“UPC”)

RECITALS

A.     The Seller, the Purchaser and UPC are parties to a Transition Services Agreement made as of November 18, 2003 (the “TSA”).

B.     The Seller, the Purchaser and UPC wish to make certain amendments to the TSA as set forth herein.

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1 – INTERPRETATION

1.1	Definitions

In this Amending Agreement:

(a)	Purchase Agreement means the Asset Purchase Agreement dated as of November 18, 2003 between the Seller and the Purchaser, as amended;

(b)	TSA has the meaning ascribed thereto in Recital A without regard to this Amending Agreement; and

(c)	all other capitalized terms used in this Amending Agreement have the meanings given to them in the TSA.

(1)	TSA AMENDING AGREEMENT

1.2	Headings

The division of this Amending Agreement into sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement.

1.3	Governing Law

This Amending Agreement is governed by and will be construed in accordance with the laws of Province of Ontario and the laws of Canada applicable therein.

1.4	One Agreement

This Amending Agreement amends the TSA. This Amending Agreement and the TSA shall be read together and constitute one agreement with the same effect as if the amendments made by this Amending Agreement had been contained in the TSA as of the date of this Amending Agreement.

1.5	Conflict with TSA

If there is a conflict between any provision of this Amending Agreement and the TSA, the relevant provision of this Amending Agreement shall prevail.

1.6	Conflict with Purchase Agreement

If there is a conflict between any provision of the Purchase Agreement and the TSA as amended by this Amending Agreement, with respect to a matter within the subject matter of the Purchase Agreement, the relevant provision of the Purchase Agreement shall prevail.

SECTION 2– AMENDMENTS

2.1	Use of Communications Lines

The TSA is amended by deleting Section 3.4 therefrom, and substituting the following therefor:

“Subject to the provisions of Section 1(k) of Schedule A:

•	Frame Relay will be used to connect Burlington to UPC data facility in Columbia.
•	The Inter Exchange Carrier will be MCI or Qwest and decided upon after signing.
•	The Seller will provide a firewall at the Seller’s facility to secure access to the Seller’s network.
•	Internet VPN tunnelling will be used to provide backup connectivity between Burlington and Columbia.

(2)	TSA AMENDING AGREEMENT

•	Network speeds and configurations will be as currently provided to the Seller.”

2.2	Purchased Business Records

(1)	The TSA is amended by adding the following as Section 6.7 thereof:

“To the extent that there is any conflict that may arise between the terms of this Article 6 and the provisions of the Purchase Agreement or the Post-Closing Services Agreement (the “Services Agreement”) which describe how the parties shall or may retain, have access to, use and copy certain Purchased Business Records, the provisions of the Purchase Agreement and the Services Agreement shall control.”

(2)	The TSA is amended by adding the following as Section 7.4 thereof:

“To the extent that there is any conflict that may arise between the terms of this Article 7 and the provisions of the Purchase Agreement or the Services Agreement which describe how the parties shall or may retain, have access to, use and copy certain Purchased Business Records, the provisions of the Purchase Agreement and the Services Agreement shall control.”

2.3	Security

The TSA is amended by adding the following as Section 11.1(c) thereof:

“During the period in which the Purchaser has access to the Seller’s network under this Agreement, the Purchaser will use all reasonable means to safeguard access to the Seller’s network in the same manner and to the same level as the Purchaser uses to safeguard access to its own network. For this purpose the Purchaser shall allow access by the Seller’s employees to the Purchaser’s offices for the purposes of conducting perimeter security testing, provided that (1) the Purchaser’s Information Security and Facilities Management will be given two weeks’ advance notice of any on-site test presence required for perimeter security testing (or, in the event of an emergency situation, such notice as can reasonably be provided in the circumstances), and (2) during such access, the Seller’s employees shall be accompanied or monitored by the Purchaser’s Information Security staff.”

2.4	Infrastructure Services

(1)    Schedule A of the TSA is amended by replacing the reference to “Short Term Services” under the heading “Overview” on page 1 of Schedule A by “Short Term and Infrastructure Services”.

(2)    Schedule A of the TSA is amended by deleting Section 5 - Short Term (Temporary) Services therefrom, and substituting the following therefor:

(3)	TSA AMENDING AGREEMENT

“5. Short Term and Infrastructure Services

Duration – The services described in Exhibit A.10 will be provided by UPC and/or the Seller as specified therein for a period of up to thirty-six (36) months following the Closing Date or as otherwise specified in Exhibit A.10, provided, however, that the Purchaser may terminate any or all service components at any time by giving the Seller at least thirty (30) days’ prior written notice.”

(3)    Schedule A of the TSA is amended by adding as Exhibit A.10 thereto the attached Exhibit A.10.

(4)    Schedule D of the TSA is amended by adding thereto the following as Section VII:

“VII. Infrastructure Services

Monthly Fees

The monthly fees charged to Purchaser for Infrastructure Services as described in Section 5 of Schedule A shall be calculated based on the following rates. These fees will commence 90 days after the Closing Date. As Infrastructure Services are discontinued by Purchaser, the amounts set out therefor shall be reduced accordingly.

Service	Provider	Monthly Amount	Notes
Server support for Canadian based servers	IBM (IBM Canada)	$53,000	direct invoice from, and fees payable to, IBM
Deskside support	IBM (IBM Canada)	$35,000	direct invoice from, and fees payable to, IBM
Network support	UPC	$20,000
Full IT Help Desk Service	IBM (U.S.)	$6,600	delta from “apps only” help desk
Desktop software	UPC	$13,125
Server software	UPC	$2,000
Asset management	UPC	$3,500 (estimated)	$5 per machine per month
Information Security	UPC	$5,000

(4)	TSA AMENDING AGREEMENT

E-mail hosting and service	UPC/IBM	$10,500	reduced proportionately as e-mail converts to Purchaser
Server support for Internet	UPC/IBM	$6,300
Server support for Intranet	UPC/IBM	$15,500	Includes content manager (webmaster)
Project management	UPC	$14,580
Travel	UPC	-----------	As reasonably incurred and invoiced

UPC and Seller agree that no agreement shall be made, renewed or amended by either of them with any third party supplier or subcontractor of Infrastructure Services that introduces a requirement for payment of termination or other such payments as a result of early termination, unless Purchaser has consented in writing to the term of such agreement and to any such termination or other such payments. Purchaser agrees that if it discontinues Infrastructure Services prior to the end of the term of an agreement in respect of which it has consented and as a result UPC or Seller is required to pay such termination or other payments, Purchaser shall reimburse UPC or Seller for 50% of such termination or other such payments.

Software Releases

An additional charge of $30,000 per release shall be payable upon completion of software testing, certification, and distribution of software releases to desktops by UPC. It is estimated that four releases will occur per year.

E-mail Conversions

An additional charge of $6,300 will be charged for each e-mail conversion after the first. For greater certainty, this refers to the conversion of a batch of e-mail addresses occurring on a particular day and not individual e-mail address conversions.

One-Time Charges

In addition, the following one-time charges shall be payable upon completion of the respective services:

(5)	TSA AMENDING AGREEMENT

Service	Provider	Amount	Notes
PC Refresh
Image Build, test, cert all apps	UPC	$67,500	2 images supported
Desktop Refresh (planning - implementation)	UPC	$751,000	700 machines
Moving costs and disposal	UPC	$63,000
Project management and travel	UPC	$140,000
		$1,021,500
Network refresh	UPC	$25,000
Domain Collapse
Burlington	IBM	$135,607
Toronto	IBM	$59,412
Toronto Field Sales	IBM	$75,092
Calgary, Montreal, London, Vancouver	IBM	$62,720
Security & Active Directory support	UPC	$28,000
Hardware upgrades	IBM	$200,000
Project management and travel	IBM/UPC	$136,000
		$696,831
Total		$1,743,331

Additional Infrastructure Services

To the extent that additional infrastructure services are requested, they will be provided in accordance with the Change Request Process, and charges will be calculated using the following rates (based on one-hundred and sixty (160) hours per month of services):

Resource Type	Monthly Rate
Project Leader/Manager	$20,550
Lead Applications Analyst	$19,550
Applications Analyst	$15,760
Lead Systems Engineer	$19,550
Network Engineer	$20,550

(6)	TSA AMENDING AGREEMENT

Services or Invoices from IBM

Notwithstanding that certain Services may be provided by IBM, or that invoices are to be provided by or payments made to IBM, the Seller and UPC shall remain responsible for the provision of such Services to the Purchaser in accordance with Section 3.11(b) of the TSA, and all amounts paid by the Purchaser as contemplated in this Section VII shall be treated by the parties to be amounts paid by the Purchaser under the TSA.

Reductions

The fees set forth in this Section VII (and corresponding amounts payable by the Purchaser under the TSA) will be reduced to the extent that lower rates can be negotiated:

(a) with Seller or UPC; or

(b) with subcontractors to Seller or UPC, provided that such reductions are reflected in corresponding reductions in amounts payable by Seller or UPC,

as the case may be. The parties, acting reasonably, shall cooperate to achieve such reductions.”

2.5	Ancillary Services

(1)    Schedule A of the TSA is amended by deleting therefrom Section 7(8)(b) and substituting the following therefor:

“Continue the arrangements in place as of the date hereof for processes and procedures for policyholder premiums (e.g. processing data feed information from Bank of Montreal to update policy information), other than Bank of Montreal lockbox services.”

(2)    Schedule D of the TSA is amended by deleting the last sentence of Section VI - General and substituting the following therefor:

“All amounts set forth in this Schedule D are in U.S. Dollars, except to the extent expressly stated otherwise.”

(3)    Schedule D of the TSA is amended by adding thereto the following as Section VIII:

(7)	TSA AMENDING AGREEMENT

“VIII. Lockbox Adjustment

There shall be deducted from the amounts otherwise payable by Purchaser under this Agreement an amount equal to the reduction in the amount payable by UPC or Seller to the Bank of Montreal, resulting from the termination by UPC or Seller of the lockbox service referred to in Section 7(8)(b) of Schedule A of the TSA.”

(4)    Schedule A of the TSA is amended by adding the following at the end of Section 7:

“The dates for delivery of Ancillary Services may be varied as agreed to in writing by the parties, provided that no such variation shall result in any payment obligations of the Purchaser for Ancillary Services unless such payment obligations are agreed to in writing by the parties.”

2.6	Batch Processing Schedules

Schedule B of the TSA is amended by deleting therefrom Exhibits B.3 and B.4 and substituting the attached Exhibits B.3 and B.4 therefor.

2.7	Distributed Applications

Exhibit B.1 of Schedule B of the TSA is amended by adding the following to the table entitled “IT Applications - Distributed/Web”:

Service Element	Measurement Window	Minimum Service Level	Special Notes
Billing Recap	Prime Time
Booklet Request	Prime Time
CESM ( Common Extract Security Module)	Prime Time
CLMS Canada (legal)	Prime Time
Group Policy Change	Prime Time
Mini Plan Rider	Prime Time
PCES	Prime Time
PIE	Prime Time
PIMS	Prime Time
Policy Recoding	Prime Time
PXR	Prime Time
QAP	Prime Time
Rewards Calc	Prime Time
Special Instructions Maintenance	Prime Time
Underwriting metrics toolkit	Prime Time

(8)	TSA AMENDING AGREEMENT

SECTION 3 – GENERAL

3.1	Further Assurances

Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to the provisions and intent of this Amending Agreement.

3.2	Benefit of Agreement

This Amending Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

(9)	TSA AMENDING AGREEMENT

3.3	Counterparts

This Amending Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original, but all of which taken together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Amending Agreement.

RBC LIFE INSURANCE COMPANY

By:	/s/ John Young
	Name:	John Young
	Title:	President & CEO

And:	/s/ Neil Skelding
	Name:	Neil Skelding
	Title:	President & CEO-RBC Insurance

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By:	/s/ Robert O. Best
	Name:	Robert O. Best
	Title:	EVP & CIO

UNUMPROVIDENT CORPORATION

By:	/s/ Robert O. Best
	Name:	Robert O. Best
	Title:	EVP & CIO

(10)	TSA AMENDING AGREEMENT

Exhibit A.10

Canada Transition - Infrastructure Services

Description of Deliverables

•    UnumProvident is responding to RBC’s request to retain Infrastructure Services related to Canada infrastructure throughout the three year Transition Services period. Included in our response is the one-time charge for refresh of the infrastructure to technology compatible with UPC’s current environment (WinXP) and the direction RBC is moving towards.

•    Attached is the RBC UnumProvident Integration Solution documented by Dean Lee from RBC. The development of this solution was a collaborative effort between RBC and the UnumProvident IT teams. The following represents the pricing of this agreement.

Components of Project Driving Size

•    Ongoing baseline costs for UPC to retain desktop image, data network

•    IBM to retain deskside support and server infrastructure

•    UPC to execute an overall refresh of the infrastructure to technology compatible with UPC’s current environment and the direction RBC is moving.

Assumptions

•    RBC will pay for all desktop hardware that is subject to the one-time refresh.

•    Access to any RBC applications will be via an MTS window. If UnumProvident support is required it will be handled via a Change Request.

•    All assets will transfer on Day One, except those owned by IBM and used to support the Canada offices.

•    UPC will retain support of the Canada desktops, networks, servers, and printers.

•    Voice and video conference network will be repatriated within 90 days.

•    Workstations which are upgraded will be transitioned to RBC E-mail on dates to be agreed upon by RBC and UPC.

•    RBC will at its option at repatriation either purchase, or assume UPC’s rights in respect of, all server assets in place in Canada. The foregoing sentence shall not apply to the extent that IBM has released UPC from any requirement that IBM own such servers used to provide the Infrastructure Services.

(11)	TSA AMENDING AGREEMENT

•    UPC will maintain the infrastructure according to the same standards and in the same manner as it maintains its own (excluding NAS device backup solution for field offices).

•    Any infrastructure expenses currently being paid directly to third parties by the Purchased Business will be assumed by RBC effective on and after the Closing Date.

Recommendations

•    In mid-January the parties determined that meeting the TSA’s original requirements for RBC would not be feasible. Over the past 2-1/2 months UnumProvident IT has worked with RBC IT to scope out alternatives. The teams have reached consensus on a recommendation (per the attached document) that both teams fully support. The recommendation ensures minimal disruption to the business, provides ongoing support after close, and sufficient time for RBC IT to transition infrastructure components in a coordinated fashion as the business is repatriated.

(12)	TSA AMENDING AGREEMENT

RBC Unum Integration Solution– Post Day 1 Plan

Executive Summary

The IT infrastructure integration option is to continue with UP Canada locations access to UP US with the current data network design and UPC employee security credentials. The UP Canada desktops will be upgraded from NT4 to Windows XP Unum application image, as NT4 support from Microsoft will expire. In support of the NT4 to XP migration, the desktop hardware will be refreshed using RBC standard hardware.

To support RBC business access to RBC corporate applications for UP Canada employees, RBC will provide a dedicated network from RBC computing centers to Unum US computing centers. In addition, the Unum XP application image to have available MTS client to gain access to RBC MTS server farm. UP Canada employees will be assigned RBC security credentials for access to RBC corporate applications.

General

•	On Day One RBC will acquire all IT assets EXCEPT those assets owned by IBM and used in providing the IBM services to UnumProvident.
•	RBC will assume all Hardware Maintenance Contracts for all assets that they acquire no later than 90 days after closing. UnumProvident will work with vendors to have contracts assigned to RBC.
•	RBC will take over all contracts for services EXCEPT those from IBM. UnumProvident will work to secure agreements from vendors to have contracts assigned to RBC.
•	Any infrastructure charges currently paid out of the branch will continue to be paid there.
•	UPC to retain support responsibility for all infrastructure except the Voice Network and anything repatriated to RBC.

Recommendation

Voice Network:

•	RBC to assume all contracts for local, long distance, cell phones, calling cards, single lines (not connected to PBX) as of Day One.
•

RBC to acquire all assets including PBX, handsets, Symposium, “old” video equipment (ISDN connected) as of Day One. IP-connected video equipment will transfer with other assets, but, if used, will incur long distance charges, which will be charged to RBC.

•	RBC to assume responsibility for all voice asset maintenance contracts.
•	Time Frame - Voice network support will transfer to RBC will occur within 90 days of closing.

(13)	TSA AMENDING AGREEMENT

Data Network:

•	RBC to assume all services contracts for data network connectivity as of Day One.
•	RBC may choose to negotiate new carrier contracts for network connectivity. In the event they do so, UPC/RBC will have joint sign-off on bandwidth requirements for new contracts.
•

RBC to purchase all assets for data network including switches, routers, hubs, cabling. Note: Cabling in Burlington and Toronto is provided via. Facilities department at UPC. Contact person is Donna Van Dusen. Field Office cabling – is supported by Telenet on a time and materials basis. No contract.

•	UPC recommends a network refresh/upgrade in Toronto and Burlington. Both sites have single points of failure.
•

As other network assets require replacement, they will be replaced with an RBC standard configuration by UPC through a Change Request. However, the configuration must be one that UPC is capable of providing support on.

•	RBC-imaged workstations will not be allowed to connect to the UPC network. Only UPC-imaged workstations will be allowed to connect to the UPC network.
•	Contract for monitoring network devices will remain with MCI through UPC.
•

RBC to provide connectivity to Unum US for MTS connectivity. Expect to have 2 T-1s from OCC and 1 backup T-1 from GCC. RBC and UPC shall agree on which Unum US location is termination point. No effect on pricing.

•	UPC will require periodic audits of perimeter security to ensure Network integrity.
•	Time Frame - The connectivity from RBC to Unum US can be provided within 90 days of closing. Resolution of single point of failure could also be completed within 90 days.
•	RBC will rely on UPC’s data connectivity between branches in Canada until RBC establishes its own data connectivity for such branches.

Remote Access:

•	Any UPC imaged computers accessing Unum applications remotely will stay with Unum US offering for remote access. Unum US is in progress to move to AT&T secure ID platform.
•	Monthly charges for remote access will be paid from the Branch.

Servers:

•	All server infrastructure is provided by IBM and all hardware is owned or leased by IBM. Therefore, no assets will transfer at this time. Server assets/leases will transfer to RBC at repatriation.
•

Servers added to the infrastructure by UPS buying out leases or otherwise between now and repatriation will be RBC standard hardware configurations and will be added by UPC/IBM. However, the configuration must be one that IBM is capable of providing support on.

(14)	TSA AMENDING AGREEMENT

•	After the initial upgrade and domain collapse project, changes to the server infrastructure will be done through the RBC/UPC Change Request process with a CCR to IBM.
•

Most servers in Canada are NT4 operating system, which is unsupported. All NT4 servers will be upgraded to Win 2003. This will require hardware replacement and will be at a fee for service rate from IBM.

•	As a part of the upgrade from NT4, UnumProvident will perform domain collapse on those systems. This is a UPC activity, not IBM.
•

RBC standard server configuration that will be used in the UPC infrastructure is to be determined, but it is assumed that there will be both memory and DASD that will need to be added for field office refresh.

•	Software on all Canada servers is either –
¡	Microsoft software – UPC will provide licenses on this
¡	IBM supplied – Licenses to continue to be supplied by IBM
¡	In-house applications – no licensing issues
•

Currently IBM utilizes office personnel in the Field Offices for minor server support in those locations (mounting tapes, controlling access to server locations, etc.). This support will continue after these people are RBC employees.

•	Timeframe - There are three distinct groupings of server initiatives:
¡	Burlington Benefit Office
¡	Toronto Benefit Office and
¡	Sales Offices (8 total)) Time frames must be broken out and completed in the following order to reuse testing / prototyping.
•	Sales Offices (8 total): Timing of domain collapse is 45 days of planning, followed by (not to exceed) 90 days to implement.
•	Burlington Office – Timing of domain collapse is 90 days of planning, followed by (not to exceed) 30 days to implement.
•	Toronto Benefit Office – Timing of domain collapse is 30 days of planning, followed by (not to exceed) 30 days to implement. Pre-requisite is completion of Burlington Benefit Office.

The above time estimates include the following assumptions:

1)	No undue delays in hardware and server application assessment,
2)	Availability of properly skilled IBM resources,
3)	Domain collapse to follow workstation refresh / XP upgrade,
4)	Test hardware is at the site of the resources implementing the hardware test and prototype before the planning timeline starts,
5)	Implementation(s) will take place on weekends (thus the schedule is driven by Month/Quarter end freeze schedule), and
6)	User account domain collapse is not included in the timeline.

(15)	TSA AMENDING AGREEMENT

Desktops:

•	Desktop assets currently in place in Canada will be transferred to RBC.
•	RBC workstations will maintain membership in UnumProvident supported domains.
•	RBC users will login to UnumProvident supported domains
•	UPC to retain support responsibilities for the images.
•	UPC to retain responsibilities for software distribution, which will be requested by RBC through a Change Request.
•	Desktops added to the infrastructure between now and then will be RBC standard hardware configurations and will be provided by RBC but installed by UPC/IBM through a Change Request.
¡	The configuration must be one that IBM is capable of providing support on.
¡	Any change to the desktop hardware configuration will be a change request to UPC and will be priced and scoped at that time.
•	Most desktops in Canada are WinNT operating system, which is unsupported. All workstations will be upgraded to Win XP.
¡	UPC to create and certify an XP image for RBC’s two standard configurations: Workstation and laptop.
•	Workstation standard configuration – S50, P4, 3 GHz, 1 gig RAM, 40 gig HD, with DVD reader.
•	Laptop standard configuration – T40, 1 gig of RAM, 1.5 GHz, 40 gig HD, with DVD/CDRW (no burner software)
¡	Image load and build activity will be via a disk duplicator to be provided by UPC.
¡	Deployment activity to be performed by UPC.
•	OS upgrade to Win XP will require hardware replacement on most desktops. New desktop hardware to be provided by RBC.
•	Any Dell hardware in place that can support an XP image should be left in place.
•

Software on all Canada workstations will remain as is until the workstations are upgraded to XP, at which time all software not needed for job functions will be removed. UPC to provide desktop software.

•	LAN Printers –RBC will make an independent decision about upgrading LAN printers. Need IBM to load XP printer drives to Canada servers for all LAN printer models.
•	LAN Printers – support needs to be added to IBM contract.
•	Asset Management both RBC and UPC will need to perform asset management on workstations. RBC to track Hardware, UPC to track devices that contain UPC software and data.
•

Time Frame - Timing of workstation refresh and XP upgrade is 30 days of planning, followed by (not to exceed) 120 days of implementation. This assumes there are no undue delays in image creation, certification of applications or receipt of desktop hardware from RBC.

(16)	TSA AMENDING AGREEMENT

E-Mail:

•	RBC to provide e-mail to Branch employees.
•	Branch employees will use the Outlook client on their UPC desktop image to access any UPC Outlook applications they need.
•

Incoming Internet E-mail will continue to be forwarded from UPC for some time after closing and after Branch employees are on RBC e-mail. Time frame is unknown. E-mail to these addresses generated internally at UPC will continue to be forwarded as long as required by applications.

•	Since there will be secure connection between Unum and RBC, e-mail will be forwarded across that secure connection, rather than the public internet.
•	OWA is not a desired solution to access RBC e-mail, assuming the time frame for providing e-mail in MTS is acceptable to the business.
•	Time Frame - Timing is dependent on XP upgrade, since access will be provided via. the MTS client, which is only present in the XP image. E-mail migration will be in phases, as desktops are upgraded.

Internet:

•	Expect to move content to RBC hosting within 120 days of closing. (Time frame set by re-branding team).
•	Applications – expect to move applications to RBC hosting also, but this is dependent on application readiness.

Intranet:

•	According to the business: Some will go to RBC hosting facility, some will stay with UPC.

Mainframe Printers:

•	Asset and maintenance contracts will transfer to RBC. Support to stay with UPC.

Check Printers:

•	Asset and maintenance contracts will transfer to RBC. Support to stay with UPC.
•	Printers are mainframe connected.

(17)	TSA AMENDING AGREEMENT

Exhibit B.3

2004

MVS1 Batch Processing Schedule

(18)	TSA AMENDING AGREEMENT

*The Year-end Freeze will be in effect until January 2, 2005. ** December 24th no production batch cycle ** December 25th onlines are not available

(19)	TSA AMENDING AGREEMENT

Exhibit B.4

2004

SY2A Batch Processing Schedule

(20)	TSA AMENDING AGREEMENT

*The Year-end Freeze will be in effect until January 2, 2005. ** December 24th no production batch cycle ** December 25th onlines are not available

(21)	TSA AMENDING AGREEMENT